EXHIBIT 99.1

For Immediate Release

Contacts:	Steve Zaniboni	Robin Jackman, Ph.D.
	SEQUENOM, Inc.	SEQUENOM, Inc.
	Chief Financial Officer	V.P., Corporate Development
	(858) 202-9015	(858) 202-9185
	szaniboni@sequenom.com	rjackman@sequenom.com

SEQUENOM REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

San Diego, July 29, 2003—SEQUENOM, Inc. (Nasdaq: SQNM) today reported financial results for the second quarter ended June 30, 2003.

Product revenues for the Genetic Systems business unit were $7.3 million, compared to $4.2 million for the second quarter of 2002. The operating loss for this unit improved to $3.6 million, compared to $7.9 million for the second quarter of 2002, as a result of increased revenues and lower operating expenses.

Revenues for the Pharmaceuticals business unit were approximately $300,000, resulting primarily from genetic services, compared to $3.5 million for the second quarter of 2002. The operating loss for this unit improved to $6.6 million, compared to $8.2 million for the second quarter in 2002, as a result of lower costs and expenses.

Total consolidated revenues for the quarter were $7.7 million, compared to $7.7 million for the second quarter of 2002. SEQUENOM’s total costs and expenses for the quarter decreased to $17.8 million, compared to $23.7 million for the same period in 2002. The decrease in total costs and expenses was primarily due to the successful completion of research programs and closure of the Company’s acquisition-related sites in Europe and the U.S. The net loss for the quarter decreased to $9.3 million, or $0.24 per share, compared to $15.0 million, or $0.40 per share for the second quarter of 2002.

The net loss for the six-month period ending June 30, 2003 decreased to $17.9 million, or $0.45 per share, compared to $142.9 million, or $3.81 per share for the same period in 2002. Excluding $116.9 million of non-cash charges related to the cumulative effect of the adoption of FAS 142, the net loss for the six-month period ending June 30, 2002 was $26.0 million, or $0.69 per share. On June 30, 2003, the Company held cash, cash equivalents, short-term investments and restricted cash totaling $82.9 million.

SEQUENOM Reports Second Quarter 2003 Financial Results

“Our financial results are improving year over year as our product revenue continues to grow,” Steve Zaniboni, SEQUENOM’s Chief Financial Officer. “We believe new product and application launches such as Quantitative Gene Analysis and the upcoming benchtop MassARRAY system, which targets the attractive clinical research market, will drive further growth. We made significant advances in our Pharmaceuticals business unit and believe that progress in this unit will continue to be measured by the quality of our discovery efforts and collaborative relationships.”

SEQUENOM Pharmaceutical Highlights

•	Genetics Discovery Collaboration with Bristol-Myers Squibb. SEQUENOM is using its MassARRAY technology and extensive collection of DNA samples to genetically evaluate specific targets for Bristol-Myers Squibb in multiple disease areas. SEQUENOM will receive milestone payments and royalties on resulting products. This collaboration is an opportunity for SEQUENOM to utilize its clinical genetics expertise to validate targets identified by Bristol-Myers Squibb in an effort to develop novel diagnostic and therapeutic products.

•	Additional Agreements with Global Pharmaceutical Companies. This quarter, SEQUENOM also entered into early-stage genetic service agreements with Eli Lilly and Pfizer.

SEQUENOM Genetic Systems Highlights

•	MassARRAY System Ranks Highest in Class. SEQUENOM’s MassARRAY system is the highest-ranking SNP/genotyping platform, according to a recently published survey. GenomeWeb SNP/Genotyping Market Snapshot 2003, which polled 142 individuals in the biotechnology and pharmaceutical industries, indicated that the MassARRAY system significantly outperformed all other platforms.

•	MassARRAY System Sales in New Markets. SEQUENOM sold a MassARRAY system to the Genome Research Center at the University of Hong Kong for their contribution to the International HapMap Project. This represents continued progress in SEQUENOM’s strategy to penetrate the growing Asian market. The University of Hong Kong joins several other prominent institutions already using MassARRAY technology for the HapMap Project.

•	Method for Long-Range Haplotyping. SEQUENOM published its method for long-range haplotyping, which combines existing MassARRAY hardware and software components in a process that enables direct and rapid high-throughput resolution of haplotypes. SEQUENOM’s method has demonstrated a range of up to 24,000 bases, an approximate tenfold improvement over existing technologies. This novel method addresses a significant market demand for reliable haplotyping technology.

SEQUENOM Reports Second Quarter 2003 Financial Results

Corporate Highlights

•	Executive Management Additions. John Nestor, Ph.D., joined SEQUENOM as Executive Vice President of Drug Discovery, and Michael Terry joined the Company as Executive Vice President of Sales and Marketing. Dr. Nestor is co-inventor of 10 compounds that have reached the clinical development stage, including three that are now marketed drugs. Mr. Terry has experience in building sales and marketing organizations for medical technology companies, including Marquette Medical Systems and General Electric Medical Systems.

•	Board of Directors Elections. Daniel Kisner, M.D., and Ronald Lindsay, Ph.D., were elected to SEQUENOM’s Board of Directors. Both are highly accomplished executives with track records in successful biotechnology and pharmaceutical companies. These additions significantly enhance the Company’s ability to execute its strategies and leverage extensive experience in drug discovery and technology commercialization.

•	Award for Innovative Use of Information Technology. SEQUENOM was named a finalist in this year’s Computerworld Honors 21st Century Achievement Award. Nominated by Scott McNealy, President & CEO of Sun Microsystems, SEQUENOM was selected for “using information technology to make great strides toward remarkable social achievement in science.” The Computerworld Honors Program identified more than 300 of the year’s most innovative applications of technology and included leading corporations and research institutions from 36 states and 33 countries.

Web Cast of Conference Call

SEQUENOM’s management will hold a conference call today at 4:30 p.m. EDT to discuss the Company’s second quarter results. A live web cast is available at www.firstcallevents.com/service/ajwz385488915gf12.html and through a link that is posted on the Company’s web site at www.sequenom.com. The web cast will be available online through August 12, 2003. A telephone replay of the conference call also will be available for 48 hours at (800) 642-1687 or (706) 645-9291, reservation # 9863826.

SEQUENOM Reports Second Quarter 2003 Financial Results

About SEQUENOM

SEQUENOM is a leading genetics company organized into two distinct business units: SEQUENOM Genetic Systems and SEQUENOM Pharmaceuticals. The two business units combine to capitalize on the Company’s high performance DNA analysis platform, SNP assay portfolio, disease gene discovery programs and extensive DNA sample repository. SEQUENOM Genetic Systems is dedicated to the sales and support of the Company’s MassARRAY products and the continual expansion of platform applications. SEQUENOM Pharmaceuticals applies the power of human genetics to systematically identify disease-related genes that affect significant portions of the overall population. The Pharmaceuticals business unit focuses on disease gene discovery, target identification, functional validation and ultimately diagnostic and therapeutic product development.

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SEQUENOM® and MassARRAY™ are trademarks of SEQUENOM, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements related to new product and application launches and their affect on future revenue growth, progress and measuring progress in the Company’s Pharmaceuticals business unit, the development of novel diagnostic and therapeutic products and the Company’s receiving milestone payments and royalties on products resulting from the collaboration with Bristol-Myers Squibb, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties inherent in and associated with drug discovery, development and commercialization, new product and application introductions and SEQUENOM’s technologies and other risks detailed from time to time in SEQUENOM’s SEC reports, including SEQUENOM’s Annual Report on Form 10-K for the year ended December 31, 2002, and its most recently filed quarterly report. These forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

SEQUENOM, Inc.

Condensed Consolidated Financial Statements

(in thousands, except per share data)

Consolidated Summary of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(Unaudited)		(Unaudited)
Revenues:
Product related	$7,372	$4,233	$13,967	$11,006
Services	239	3,384	822	5,170
Research	43	78	308	119

Total revenues	7,654	7,695	15,097	16,295
Costs and expenses:
Cost of product & service revenue	4,621	4,316	8,587	9,108
Research and development expenses	6,457	8,139	12,339	16,208
Selling, general and administrative expenses	5,848	7,212	11,797	14,251
Integration costs	—	3,000	—	3,000
Amortization of acquired intangibles	859	936	1,718	1,871
Amortization of deferred compensation	49	119	107	264

Total costs and expenses	17,834	23,722	34,548	44,702

Operating loss	(10,180)	(16,027)	(19,451)	(28,407)
Net interest income	258	1,087	665	2,115
Other income (expense), net	255	(389)	247	(316)

Loss before income taxes and cumulative effect of accounting change	(9,667)	(15,329)	(18,539)	(26,608)
Deferred income tax benefit	327	327	654	654

Net loss before cumulative effect of accounting change	(9,340)	(15,002)	(17,885)	(25,954)
Cumulative effect of accounting change	—	—	—	(116,947)

Net loss	$(9,340)	$(15,002)	$(17,885)	$(142,901)

Net loss per share, basic and diluted:
Before cumulative effect of accounting change	$(0.24)	$(0.40)	$(0.45)	$(0.69)
Cumulative effect of accounting change	—	$0.00	—	$(3.12)
Net loss per share, basic and diluted	$(0.24)	$(0.40)	$(0.45)	$(3.81)
Weighted average number of shares outstanding, basic and diluted	39,448,725	37,526,627	39,439,816	37,491,696

Consolidated Balance Sheet Information
			June 30, 2003	December 31, 2002
			(Unaudited)
Assets:
Cash, cash equivalents, short-term investments and restricted cash			$82,928	$102,550
Other current assets			19,018	18,744
Property, equipment and leasehold improvements, net			14,220	15,926
Other assets, including intangibles			13,174	15,388

Total assets			$129,340	$152,608

Liabilities and Stockholders’ Equity:
Deferred revenue			$3,051	$3,840
Other liabilities			35,510	40,519
Stockholders’ equity			90,779	108,249

Total liabilities and stockholders’ equity			$129,340	$152,608